EXHIBIT 23
Consent of Independent Registered Public Accounting Firm
     We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-26157, File No. 333-89420, File No. 333-68682, File No. 333-77501, File No. 333-89424, File No. 333-125512, and File No. 333-125513) of our reports dated March 4, 2008 on our audit of the consolidated financial statements of Flagstar Bancorp, Inc. and management’s report on the effectiveness of internal control over financial reporting included in the Annual Report on Form 10-K for the year ended December 31, 2007.
/s/ Virchow, Krause & Company, LLP
Southfield, Michigan
March 12, 2008